Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Jonathan Brust	John McGovern
Glowpoint, Inc.	Glowpoint, Inc.
+1 866-456-9764, ext. 2052	+1 866-456-9764, ext. 2037
jbrust@glowpoint.com	jmcgovern@glowpoint.com
www.glowpoint.com	www.glowpoint.com

Glowpoint Announces Reverse Stock Split

Company implements plan for listing on national exchange

MURRAY HILL, N.J., Jan. 12, 2011 - Glowpoint, Inc. (OTCBB: GLOW), a leading global provider of cloud-based managed services for telepresence, video conferencing and collaboration, today announced that, as of January 14, 2011, it will effect a one for four (1 for 4) reverse split of its stock. The company stated that the reverse split is being executed in pursuit of its plan to “up-list” from the bulletin board to a national exchange.

Following the reverse stock split, which was approved by the Company's shareholders in its 2010 proxy, the Company will have approximately 21.3 million common shares issued and outstanding. Glowpoint Executive Vice President and CFO, John McGovern said, “This reverse split overcomes one of the remaining hurdles in our plan to enhance the visibility of our company to the investment community by securing a listing on a national exchange.”

Glowpoint President and CEO, Joe Laezza added, “We have been focused on positioning our technology and services to capitalize on the rapid expansion of the market for video and telepresence and I am very pleased with our progress and excited about our future prospects.  We remain committed to increasing our revenue growth rates and cash flow by driving further expansion of our global channel partner program.”

Through February 15, 2011, shares of Glowpoint will trade on the OTCBB under the symbol “GLOWD” (with the extra letter “D” to indicate the reverse split).  Thereafter, the shares of Glowpoint will resume trading under the symbol “GLOW.”

Additional details and instructions for shareholder stock certificate exchanges will be mailed to shareholders of record as of the date of the split.  Glowpoint’s transfer agent is the American Stock Transfer & Trust Company, LLC, who can be reached toll-free at 877-248-6417.

Supporting Resources

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Glowpoint Investor Information

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Glowpoint Managed Services

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Glowpoint B2B Services

About Glowpoint

Glowpoint, Inc. (OTCBB: GLOW) enables video users to effortlessly and securely call one another regardless of their video technology or network. With unlimited, "open" access to Glowpoint's cloud-based, hosted-video infrastructure and services, video calling within – and between – companies is dramatically simplified. From full-featured telepresence and video conferencing suites to desktop video, Glowpoint supports customers around the world with 24/7 managed services that allow business professionals to enjoy “in-the-same-room” intimacy and cost savings. To see a video-in-the-cloud demonstration, and to learn more about how cost-effective and easy telepresence and video conferencing can be for your business, please visit http://www.glowpoint.com.